Exhibit 99.2

Max Re Capital Ltd. Announces New Director and New Director Nominee
— Director John Barber is Not Standing for Re-election —

HAMILTON, BERMUDA, February 14, 2007 – Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) today announced the appointment of Mr. K. Bruce Connell to the Company’s Board of Directors on February 9, 2007. The Company also announced the nomination of Mr. Gordon F. Cheesbrough for election to the Board at the Company’s annual general meeting of shareholders in May.

W. Marston Becker, Chairman and Chief Executive Officer of Max Re Capital, said: “Bruce Connell and Gordon Cheesbrough are seasoned and successful financial industry veterans who will bring valuable experience and insights to the Max Re Board. We appreciate their willingness to serve on the Board and look forward to working with them in the years ahead.”

Mr. Connell retired in 2002 after spending 13 years with the XL Capital organization. During his tenure with XL, Mr. Connell served as Executive Vice President and Group Underwriting Officer of XL Capital Ltd., Chief Executive Officer of XL Financial Products and Services Ltd., Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda), and Chief Underwriting Officer of XL Europe Ltd.

Mr. Cheesbrough is the managing partner of Blair Franklin Capital Partners, Inc., an independent financial advisory firm that he co-founded in 2003. Mr. Cheesbrough is also a member of the board of directors of Canadian Tire Corporation and Chairman of the board of governors of North York General Hospital. From 1998 to 2002, Mr. Cheesbrough was President and Chief Executive Officer of Altamira Investment Services Inc. From 1974 to 1998, Mr. Cheesbrough was with McLeod Young Weir and its successors, Scotia McLeod and Scotia Capital Markets, including as Chairman and Chief Executive Officer from 1993 to 1998.

The Company also announced that Mr. John R. Barber, a current director whose term expires in May, has indicated his intention not to run for re-election. Mr. Barber has been a director of the Company since 2002.

Mr. Becker stated: “John has made a very valuable contribution to the Company during the period he has been with us. While we are sorry to see him leave the Board, we understand the demands of his other business commitments and wish him the very best in his future endeavors.”

Max Re Capital Ltd., through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, provides insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of the Company’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Quarterly Report on Form 10-Q/A for the period ended September 30, 2006 and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts N. James Tees Executive Vice President jimt@maxre.bm 1-441-296-8800	Roy Winnick Kekst and Company roy-winnick@kekst.com 1-212-521-4842